EXHIBIT 99.2
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SAINT-GOBAIN AND BALL CORP. TO
FORM NEW GLASS CONTAINER COMPANY;
AMERICAN NATIONAL CAN TO SELL GLASS ASSETS

     June 26, 1995 -- Group Saint-Gobain and Ball Corporation announced today that they have agreed to form a glass container manufacturing company in the U.S. with sales over $1.5 billion. The two companies have signed an agreement which will result in the transfer of assets of Ball Glass Container Corporation (a subsidiary of Ball Corporation) to a new joint venture company to be owned 58 percent by Saint-Gobain and 42 percent by Ball. Concurrently, American National Can (ANC), a unit of Pechiney, S.A., entered into an agreement with the new joint venture to sell its Foster-Forbes glass operations. The new joint venture will be valued at $1 billion. The agreements are subject to certain regulatory and other approvals.
     The glass container activities of Foster-Forbes and Ball Glass complement each other in terms of markets served as well as the location of manufacturing facilities. Ball is a leading supplier to the food and wine markets, while Foster-Forbes is particularly strong in beer, juice and other beverages. The new company will operate 22 glass plants in 15 states throughout the U.S., employing approximately 8,500 people.
     According to Claude Picot, President of Saint-Gobain's Containers Division, "This investment is in keeping with Saint-Gobain's goal of strategic geographic development and represents a major entree for us into the important U.S. glass container market." Saint-Gobain, the European leader in glass containers, announced last week that it will begin construction of a luxury perfume bottle plant this fall in Covington, Ga. With these new investments, Saint-Gobain will become the world's leading glass container company. Results of the new company will be consolidated in Saint-Gobain's financial accounts.
     The planned transaction should have a positive impact on Saint-Gobain's net income beginning in 1995. As a result of the transaction, Saint-Gobain's net consolidated debt will increase by $820 million, corresponding to 58 percent of the capital of the new company (i.e., $250 million) plus the total net debt of the new company which will be $570 million.
     George A. Sissel, Ball President and CEO, said that the combination of the businesses should enhance significantly the value of Ball's retained interest. "We expect that the new company will benefit greatly from the combining of the assets, talents and resources of three of the world's most respected names in glass," Sissel said.
     In April of this year, Pechiney announced that as part of a plan to privatize the company, to focus on selective growth in some core businesses and to reduce debt, it had identified certain assets, including the glass operations, for possible sale. "Foster-Forbes glass is an excellent business. We are pleased that it can enhance its opportunities as we fulfill our commitment to ready our company for long-term growth and increased profitability," said Gerard Hauser, ANC Senior Executive Vice President and Chief Operating Officer, Beverage.
     Saint-Gobain, one of the top 100 industrial corporations in the world, is a leading producer of flat glass, containers, fiber reinforcements, insulation, building materials, piping, abrasives and industrial ceramics. The company's 1994 sales totaled $13.6 billion.
     Ball Corporation is a manufacturer of rigid packaging products, primarily for foods and beverages, and supplies aerospace and communications products and services to government and commercial customers. The company reported 1994 sales of nearly $2.6 billion.
     American National Can is a subsidiary of Pechiney, S.A., an international company with 1994 sales of $12.8 billion. Pechiney is the third largest producer of aluminum and a leading packaging manufacturer. It operates 350 facilities in 60 countries.

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